Exhibit 10.5

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of May 29, 2015 (the “Effective Date”), by and between RT MIRAMAR II, LLC, a Delaware limited liability company (“Landlord”), and ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord, as successor in interest to IPC Florida I, LLC (“Preceding Landlord”) and Miramar 75, L.L.C., and Tenant are parties to that certain Multi-Tenant Office Lease Agreement dated May 3, 2000 (the “Original Lease”), as amended by the First Amendment to Multi-Tenant Office Lease Agreement dated June 1, 2000 (the “First Amendment”), the Second Amendment to Multi-Tenant Office Lease Agreement dated November 20, 2000 (the “Second Amendment”), the Commencement Date Memorandum dated June 5, 2001 (the “Memo”), the Third Amendment to Multi-Tenant Lease Agreement dated as of October 11, 2001 (the “Third Amendment”), the Fourth Amendment to Multi-Tenant Office Lease Agreement dated as of September 25, 2003 (the “Fourth Amendment”), and the Fifth Amendment to Multi-Tenant Office Lease Agreement dated as of January 26, 2010 (the “Fifth Amendment”) (the Original Lease, the First Amendment, the Second Amendment, the Memo, the Third Amendment, the Fourth Amendment and the Fifth Amendment are hereinafter collectively referred to as the “Lease”), pursuant to which Tenant leases from Landlord certain “Premises” in the building located at 14700 Caribbean Way, Miramar, Florida (such “Premises” and “Building” being more particularly described in the Lease); and

WHEREAS, Landlord and Tenant desire to further amend the Lease to revise certain provisions of Sections 1.2.5, 1.2.6 and 1.2.7 of the Lease relating to Tenant’s option to renew.

NOW, THEREFORE, in consideration of the foregoing, the mutual terms, covenants and conditions hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound hereby, agree as follows:

1.
Recitals/Defined Terms. The foregoing recitals are incorporated herein by reference. All capitalized terms set forth in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2.	Amendments to Lease. The Lease is hereby amended as follows:
(A)    Section 1.2.5 of the Lease is hereby amended and restated as follows:

Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for two (2) extension periods of five (5) years each, each such period sometimes hereinafter referred to as a “Renewal Term” and such periods sometimes hereinafter referred to collectively as the “Renewal Terms,” upon the following terms and conditions and subject to the limitations hereinafter set forth.

(a)    At the time hereinafter set forth for the exercise of each Renewal Term and as of the commencement of such Renewal Term, this Lease shall be in full force and effect and no Event of Default by Tenant shall exist under any of the terms, covenants and conditions herein contained which has not been remedied within the applicable cure period provided for under this Lease.

(b)    Except as otherwise specifically provided in this Lease, each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, including, but not limited to, Tenant’s obligation to pay Additional Rent, and any other cost or charge which may be due and payable by Tenant under the Lease shall continue to be applicable to such Renewal Term, except that the annual Basic Rent for the first Lease Year of each Renewal Term shall be equal to ninety-five percent (95%) of the then Fair Market Basic Rent (as hereinafter defined) for the Premises (the “Renewal Basic Rent”). At the commencement of the second Lease Year and each subsequent Lease Year of each five (5) year Renewal Term, the Basic Rent shall be increased to an amount equal to 102% of the Basic Rent for the immediately preceding Lease Year. All other payments on the part of Tenant to be made as provided in this Lease shall continue to be made during each of the Renewal Terms including, without limiting the generality of the foregoing, impositions, insurance premiums and other expenses and charges to the extent payable by Tenant hereunder. Landlord and Tenant shall endeavor to agree upon the Fair Market Basic Rent of the Premises prior to commencement of a given Renewal Term. Any agreement reached by the parties hereto with respect to such Fair Market Basic Rent for a given Renewal Term shall be expressed in writing and shall be executed by the parties hereto, and a copy thereof delivered to each of the parties. Should Landlord and Tenant fail to agree upon the Fair Market Basic Rent of the Premises on or before July 31, 2015 in the case of the first Renewal Term (and Tenant exercises its right, evidenced by written notice, to extend the term of this Lease for the first Renewal Term), or June 1, 2020 in the case of the second Renewal Term (and Tenant exercises its right, evidenced by written notice, to extend the term of this Lease for the second Renewal Term), then such Renewal Basic Rent shall be Fair Market Basic Rent determined by arbitration in accordance with the provisions of Section 1.2.6 hereof. For the second Renewal Term, within five (5) business days following April 1, 2020, Tenant may request, and Landlord shall provide, no later than five (5) business days following Tenant’s request, Landlord’s determination of Fair Market Basic Rent. “Fair Market Basic Rent” shall mean the Basic Rent, as determined by Landlord and Tenant on the basis of the then prevailing market rental rates and economic terms for office space in Comparable Buildings for tenants seeking to lease approximately the same amount of rentable area as that of the Premises then leased by Tenant pursuant to this Lease. In determining the Fair Market Basic Rent for the Premises, the parties shall consider all elements affecting the proposed lease transaction including, but not limited to, those factors set forth in Section 1.2.6(c).

(c)    The Renewal Basic Rent during each Renewal Term shall be payable in equal monthly installments, equal to 1/12 of the annual Renewal Basic Rent, in advance on the first day of each calendar month during a Renewal Term.

(d)    Tenant shall exercise its right to extend the term of this Lease for the aforesaid Renewal Terms by notifying Landlord, in writing, of its election to exercise the right to renew and extend the term of this Lease on or before July 31, 2015, in the case of the first Renewal Term, and June 1, 2020 in the case of the second Renewal Term. Time shall be of the essence with respect to such notices.

(e)    There shall be no further or additional right to renew this Lease other than as is herein set forth. Any termination of this Lease shall terminate any later right of renewal hereunder.

(B)    Section 1.2.6 is hereby amended by deleting the sixth sentence of paragraph (b) relating to Tenant’s right to either accept or reject the Arbitrators’ determination, and the parties acknowledge and agree that the Arbitrator’s determination of Fair Market Base Rental shall be binding on the parties. Section 1.2.6 is further amended by deleting the final sentence of paragraph (b).

3.
Brokers: Landlord and Tenant each represent and warrant one to another that except for CBRE and CRESA, neither of them has employed or dealt with any broker, agent, or finder in connection with this Amendment. Landlord agrees to indemnify and hold Tenant harmless from any claim for compensation asserted by CBRE or any other broker claiming to have acted on Landlord’s behalf in connection with this Amendment. Tenant agrees to indemnify and hold Landlord harmless from any claim for compensation asserted by CRESA or any other broker claiming to have acted on Tenant’s behalf in connection with this Amendment.

4.
Ratification; Conflicts. Except as expressly modified and amended by the provisions of this Amendment, all terms, covenants and conditions of the Lease shall remain in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control.

5.
Entire Agreement. The Lease, as amended hereby, contains all agreements of the parties to this Amendment and supersedes any previous negotiations with respect to the matters set forth in this Amendment. There have been no representations made by Landlord or Tenant or understandings made between the parties other than those set forth in the Lease and this Amendment, together with any exhibits, or in any estoppel previously executed by Tenant. The Lease may not be further modified except by a written instrument duly executed by the parties thereto.

6.
Authority. Tenant and Landlord, as the case may be, hereby represents and warrants that each individual executing this Amendment on its behalf is duly authorized to execute and deliver this Amendment on behalf of Landlord or Tenant, as applicable.

7.
Miscellaneous. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant, and their respective successors and assigns (subject to any restrictions set forth in the Lease). This Amendment may be executed in multiple counterparts or by electronic transmissions, each of which shall be treated as an original of this Amendment for all purposes and which shall constitute one (1) agreement binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart or electronic transmission. Each such counterpart or electronic transmission shall be admissible into evidence as an original hereof against the party who executed it.
[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

RT MIRAMAR II, LLC,
a Delaware limited liability company

By: /s/ Brian D. Weicher
Name: Brian D. Weicher
Title: Vice President

TENANT:

ROYAL CARIBBEAN CRUISES LTD.,
a Liberian corporation

By: /s/ Michael Jones
Name: Michael Jones
Title: Vice President, Supply Chain Management

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